Exhibit 11
                           PREMARK INTERNATIONAL, INC.
             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS<F1>

[CAPTION]

                                    1994       1993        1992
                                   -----       -----       -----
(Dollars in millions,
 except per share,
 shares in thousands)

Earnings
  Income before cumulative effect
    of accounting changes          $225.5      $172.5        $4.6
  Cumulative effect of changes in
    method of accounting for:
      Income Taxes                  -             -          15.0
      Postretirement Benefits       -             -         (98.9)
                                   -------     -------     -------
  Net income (loss)                $225.5      $172.5      ($79.3)
                                   =======     =======     =======

PRIMARY METHOD
  Shares
    Cumulative average outstanding
      shares                       63,637      63,684      63,254
    Common equivalent shares        2,891       3,359       2,574
                                   ------      ------      ------
  Weighted average number of common
    shares and common equivalent
    shares outstanding             66,528      67,043      65,828

  Primary earnings per share
    Before cumulative effect of
    accounting changes              $3.39       $2.57       $0.07
  Cumulative effect of changes in
    method of accounting for:
      Income Taxes                    -           -          0.23
      Postretirement Benefits         -           -         (1.50)
                                   -------     -------     -------
  Net income (loss) per share       $3.39       $2.57      ($1.20)
                                   =======     =======     =======

FULLY DILUTED METHOD
  Shares
    Cumulative average outstanding
      shares                       63,637       63,684      63,254
    Common equivalent shares        2,928        3,544       2,638
                                   ------       ------      ------
Weighted average number of common
    shares and common equivalent
    shares outstanding             66,565       67,228      65,892


Fully diluted earnings per share:
    Before cumulative effect of
      accounting changes            $3.39        $2.57       $0.07
Cumulative effect of changes in
    method of accounting for:
      Income Taxes                    -            -          0.23
Postretirement Benefits               -            -         (1.50)
                                   -------      -------     -------
Net income (loss) per share         $3.39        $2.57      ($1.20)
                                   =======      =======     =======

<F1> Reflects a 2-for-1 stock split declared May 4, 1994.


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